Exhibit 10.1

2006 Base Salaries for Executive Officers

Name and Title	Salary

Robert C. Strauss
President & Chief Executive Officer	$587,741
Eduardo G. Abrao, M.D.
Vice President & Chief Medical Officer	$274,006
Diane M. Barrett
Vice President & Chief Financial Officer	$260,000
Jeffrey F. Eisenberg
Senior Vice President – Strategic Alliances	$302,703
W. Neil Jones
Vice President – Marketing & Sales	$243,591
Juan A. Mantelle
Vice President & Chief Technical Officer	$267,998